-2-


                        APA OPTICS, INC.
                       2950 N.E. 84th Lane
                     Blaine, Minnesota 55449

                         PROXY STATEMENT


    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 20, 1997


             SOLICITATION AND REVOCATION OF PROXIES

    The accompanying Proxy is solicited by the Board of Directors of APA Optics, Inc. (the "Company") in connection with the 1997 Annual Meeting of the Shareholders of the Company, to be held on August 20, 1997, at 3:30 p.m. Minneapolis time, at the Sheraton Minneapolis Metrodome, 1300 Industrial Boulevard, Minneapolis, Minnesota 55431 and any adjournments thereof. This Proxy Statement is first being mailed to shareholders on or about July 18, 1997.

    A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received at the offices of the Company, addressed to the attention of Anil K. Jain, on or before August 19, 1997. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting hall.

     Unless revoked in the manner set forth above, all properly executed Proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted FOR all nominees for director as listed herein and FOR Item 2. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the Proxy will vote the same in accordance with their discretion. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker turns in a "non-vote" Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but officers, directors, and other employees of the Company may also solicit proxies by telephone, telegraph, or personal calls. No extra compensation will be paid by the Company for such solicitation. The Company may reimburse brokers, banks, and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals.
                          VOTING RIGHTS

     Only shareholders of record at the close of business on July 1, 1997, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, there were issued and outstanding 8,307,124 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the meeting. Each shareholder of record is entitled to one vote for each share registered in the shareholder's name as of the record date. The Articles of Incorporation of the Company do not grant the shareholders the right to vote cumulatively for the election of directors. No shareholder will have appraisal rights or similar dissenter's rights as a result of any matters expected to be voted on at the meeting. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

                    OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information as of July 1, 1997, with respect to the stock ownership of all persons known by the Company to be beneficial owners of more than five percent of its outstanding shares of Common Stock, each director, the Named Executive Officers, and all officers and directors of the Company as a group:

  Name and Address of    Number of Shares     Percent of
     Beneficial Owner      Beneficially       Outstanding
                              Owned             Shares

Anil K. Jain                  1,664,002(l  20.0%
2950 N.E. 84th Lane           )
Blaine, Minnesota
55449
Kenneth A. Olsen              839,332(2)   10.1%
2950 N.E. 84th Lane
Blaine, Minnesota
55449
Herman Lee                    788,800(3)   9.4%
Route 1, Box 55
Borup, Minnesota 56519
Lincoln Hudson                22,500(4)            *
Gregory J. Von Wald           - 0 -               --
M. Asif Khan                  - 0 -               --
All officers and
directors
 as a group (7                2,527,834(l  30.4%
persons)                      )(2)(4)


*  Less than 1%.
(1)Includes 5,250 shares held by Dr. Jain as custodian for minor relatives. Dr. Jain disclaims beneficial ownership of such shares.
(2)Includes 19,332 shares held in trusts for Anil K. Jain's children, of which Mr. Olsen serves as trustee. Mr. Olsen disclaims beneficial ownership of such shares.
(3)Includes 105,000 shares Mr. Lee may acquire upon exercise of currently exercisable warrants.
(4)Includes 10,000 shares Mr. Hudson may acquire upon exercise of currently exercisable options and options that become exercisable within sixty days of the record date.

                           ITEM NO. 1

                      ELECTION OF DIRECTORS

     Management has nominated the individuals listed below for election as directors, each to serve until the next Annual
Meeting of the Shareholders and until his successor is elected and qualified or until his earlier resignation or removal.

     Unless instructed not to vote for the election of directors or not to vote for any specific nominee, the proxies will vote to elect the listed nominees. If any of the nominees are not candidates for election at the meeting, which is not currently anticipated, the proxies may vote for such other persons as they, in their discretion, may determine.

     The following information is provided with respect to the nominees for directors:

    Name                       Age               Director Since

    Anil K. Jain               51                     1979
    Kenneth A. Olsen           53                     1980
    Lincoln Hudson             73                     1988
    Gregory J. Von Wald        47                     1997

     Anil K. Jain has been president and treasurer of the Company since 1979, Chairman of the Board since 1987, and chief executive officer since 1988. Dr. Jain is a past director and former chairman of Minnesota Project Innovation, Inc., a nonprofit corporation.

    Kenneth A. Olsen has been secretary of the Company since 1983 and vice president since July 1, 1992. Mr. Olsen manages the Company's optics fabrication operations. Prior to joining the Company in 1979, Mr. Olsen had been employed at 3M since 1966.

     Lincoln Hudson currently provides management consultant services. He served as a consultant to the Company for planning, engineering, and marketing from June 1987 to July 1992. Prior to his retirement in 1987, Mr. Hudson had served in several management positions for various divisions of Honeywell, Inc., Minneapolis, Minnesota.

     Gregory J. Von Wald was appointed as a director in April 1997. He is serving as a representative of the Aberdeen Development Council, one of the funding sources for the Company's Aberdeen, South Dakota, manufacturing facility. Since 1992, Mr. Von Wald has served as General Manager of Tel Serv Telecommunications, Inc., Aberdeen, South Dakota, a firm providing telecommunications equipment and related services. Mr. Von Wald retired from the U.S. Marine Corps in 1991 as a Lieutenant Colonel.

     Board Meetings. The Board of Directors held six meetings during fiscal 1997, all of which were attended by all directors then serving.

      Committees. The Company has no audit or nominating committee. Those functions are performed by the Board with certain directors abstaining where a potential conflict of interest exists. The compensation committee, which consists of Messrs. Hudson and Olsen, met once during fiscal 1997 to consider the compensation of the chief executive officer.

     Compensation of Directors. Each of the directors who is not also an employee of the Company is paid a quarterly director's fee of $400 and reasonable expenses for attending Board meetings. The Company paid a total of $1,600 in directors' fees for services rendered during fiscal 1997.

     Under the terms of the Company's Stock Option Plan for Nonemployee Directors, each director who is not otherwise an employee of the Company receives annually on the first business day following the annual shareholders' meeting or, if earlier, on September 1, an option to purchase 5,000 shares of Common Stock. The exercise price for such option is based on the fair market value of the stock on the date of grant. Each option becomes exercisable on the earlier of the date of the next annual shareholders' meeting or one year from the date of grant and is exercisable for a period of four years thereafter. During fiscal 1997, one option to purchase 5,000 shares at $5.65 per share was awarded pursuant to the plan. During fiscal 1997, one director exercised options to purchase 4,000 shares, realizing aggregate net value (market value less exercise price) of approximately $6,750.

                           ITEM NO.  2

            APPROVAL OF 1997 STOCK COMPENSATION PLAN

     The 1997 Stock Compensation Plan (the "Plan") was adopted by the Board of Directors in March 1997, primarily to provide a method of attracting, retaining and rewarding individuals who serve as managers of the Company's facility in Aberdeen, South Dakota.

      Description of Plan. The Plan provides for grants of both incentive stock options, intended to qualify as such under
Section 422 of the Internal Revenue Code of 1986 (the "Code"), and nonstatutory stock options, stock appreciation rights, and other stock-based awards. Except for the authority to grant incentive stock options, which expires in 2007, the Plan has no expiration date but may be terminated by the Board of Directors at any time, subject to the rights of the holders of options or other awards previously granted under the Plan.

      Shares Subject to the Plan. A total of 500,000 shares of Common Stock have been reserved for issuance under the Plan. The shares of Common Stock that may be issued or transferred to grantees under the Plan may be authorized but unissued shares or treasury shares. The Plan provides for appropriate adjustment in the number of shares subject to the Plan and to the grants previously made if there is a stock split, stock dividend, reorganization or other relevant change affecting the Company's corporate structure or its equity securities. If shares subject to an award are not issued to the extent permitted prior to expiration of the award or an award is otherwise forfeited, such shares will become available for inclusion in future grants. On July 1, 1997, the closing price for the Common Stock on The Nasdaq Small-Cap Market was $5.875 per share.

      Administration. The Plan will be administered by the Board or a committee composed of "non-employee" directors (as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act")). The Board or committee will determine the participants, grant stock options, with or without stock appreciation rights, and other awards, establish rules and regulations for the operation of the Plan, and determine the price, term, vesting schedule, number of shares and other terms of options and other awards. The Board or committee may delegate its powers and duties to members of the Company's administration with respect to participants who are not subject to Section 16.

     Eligible Participants. Employees eligible to receive grants under the Plan are officers and certain other key employees of the Company who are employed in the Company's Aberdeen facility. The number of grantees could vary from year to year as the Company increases the number of employees at the Aberdeen facility. As of July 1, 1997, four persons were employed in Aberdeen, of which two persons were eligible to participate in the Plan. In fiscal 1997, options to purchase 70,000 shares were granted to one employee.

     Stock Options. Options granted under the Plan may be in the form of either options that qualify as "incentive stock options" under Section 422 of the Code ("ISOs") or those that do not qualify as such ("NQSOs"). The term of an option will be fixed by the Board or committee, but no option may have a term of more than ten years from the date of grant. Options will be exercisable at such times as determined by the Board or committee. The option exercise price will be determined by the Board or committee at the time of grant but will not be less than 85% of the fair market value of the Common Stock on the date of grant (100% of the fair market value for ISOs). The grantee may pay the option price in cash or, if permitted by the Board or committee, by delivering to the Company shares of Common Stock already owned by the grantee that have a fair market value equal to the option exercise price. The Code also places the following additional restrictions on the award of ISOs. If an ISO is granted to a participant who owns, at the date of grant, in excess of 10% of the Company's outstanding Common Stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the ISO may be no more than five years from the date of grant. The total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant).

     Stock Appreciation Rights. The Board or committee may grant stock appreciation rights ("SARs") in connection with a stock option granted under the Plan. If a grantee exercises a SAR, the grantee will receive an amount equal to the excess of the fair market value of the shares with respect to which the SAR is being exercised over the option exercise price of the shares. If a SAR is exercised in whole or in part, the right under the related option to purchase shares with respect to which the SAR has been exercised will terminate to the same extent. If a stock option is exercised, any SAR related to the shares purchased will terminate.

      Other Stock-Based Awards. The Board or committee, in its discretion, may grant other awards that are valued in whole or in part by reference to, or otherwise based on, the Common Stock, including, without limitation, performance shares, convertible preferred stock, convertible debentures, or exchangeable securities. Such awards may be granted in addition to or in tandem with stock options or stock appreciation rights granted under the Plan. The Board or committee may set such terms with regard to the vesting of such awards as it deems reasonable.

     Termination of Employment. Unless otherwise provided in the related award agreement, awards granted under the Plan are generally not transferable other than by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules and regulations thereunder. Following the death of an optionee, any option held may be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Board or committee may determine at or after grant, by the legal representative of the optionee's estate or by any person who acquired the option by will or the laws of descent and distribution for a period of one year (or such other period as the Board or committee may specify at grant) from the date of such death or until the expiration of the stated term of the option, whichever period is shorter. If a participant's employment by the Company is terminated by reason of disability, any option held by such participant may thereafter be exercised, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or committee may determine at or after grant until the expiration of the stated term of such option (unless otherwise specified by the Board or committee at the time of grant). If the optionee dies prior to the expiration of any unexercised option, the option may thereafter be exercised to the extent it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of the option, whichever period is shorter. If any optionee's employment by the Company is terminated for any other reason, the option may be exercised, to the extent otherwise then exercisable, for the lesser of three months from the date of termination of employment or the balance of the term of the option. Terms for awards other than stock options and stock appreciation rights may be set by the Board or committee at the time of the granting of the award.

      Change of Control. In the event of a "Change in Control" (as defined in the Plan) any award granted under the Plan will become fully exercisable and vested. For purposes of the Plan, a "Change in Control" occurs when (i) the majority of the directors of the Company are persons other than persons whose election has been solicited by the Board of Directors or have been appointed by the Board to fill vacancies created by death, resignation, or a new position, (ii) any person or group of persons (as defined in Section 13(d) of the Exchange Act and the rules thereunder) acquires 30% or more of the outstanding voting stock of the Company, or (iii) the shareholders of the Company approve a merger or consolidation (other than a merger or consolidation with a subsidiary of the Company or in which the Company is the surviving corporation and the shareholders of the Company immediately  prior  to  the  merger own  more  than  70%  of  the outstanding voting stock of the surviving corporation or its parent corporation), exchange of shares, sale or other disposition of all or substantially all of the Company's assets, or liquidation or dissolution of the Company.

      Tax Rules. The following is a brief summary of the federal income tax rules currently applicable to stock options and other awards that may be granted under the Plan.

      The grant of a NQSO will have no immediate tax consequences to the grantee or to the Company. Upon the exercise of a NQSO, the grantee will recognize ordinary income (and the Company will generally be entitled to a compensation deduction) in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of the exercise of the option over the option exercise price. The grantee's tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the grantee, and the grantee's holding period will commence on the date the shares are transferred. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock. Other special rules may also apply to a grantee who is subject to Section 16 of the Exchange Act.

      Upon a subsequent sale of shares of Common Stock acquired pursuant to the exercise of an NQSO, any difference between the grantee's tax basis in the shares and the amount realized on the sale is treated as long-term or short-term capital gain or loss, depending on the holding period of the shares.

      The grant of an ISO will have no immediate tax consequences to the grantee or to the Company. The exercise of an ISO by the payment of cash to the Company will generally have no immediate tax consequences to the grantee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company. If a grantee holds the shares acquired pursuant to the exercise of an ISO for the required holding period, the grantee generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price). In such a case, no compensation deduction will be allowable to the Company in connection with the grant or exercise of the ISO or the sale of shares of Common Stock acquired pursuant to such exercise.

      If, however, a grantee disposes of the shares prior to the expiration of the required holding period (a "disqualifying disposition"), the grantee will recognize ordinary income (and the Company will generally be entitled to a compensation deduction) equal to the excess of the fair market value of the shares of Common Stock on the date of exercise (or the proceeds of the disposition, if less) over the exercise price. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

      No income will be realized by a participant and the Company is not entitled to a compensation deduction in connection with a grant of a SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares of Common Stock received. The Company will be entitled to a compensation deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Common Stock upon exercise of a SAR, the post-exercise appreciation or depreciation will be treated in the same manner as discussed above regarding the tax treatment of NQSOs.

     The federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending upon the conditions applicable to the award, be taxable as an option or as an award of restricted or deferred stock. In certain instances, a participant may be entitled to defer recognition of income on the value of a grant of stock if the stock is subject to substantial risk of forfeiture. The participant will be subject to tax at ordinary income rates on the fair market value of the
stock  on  the  date  that  income is  recognized.   The  Company
generally will be entitled to a compensation deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. With respect to the
subsequent  sale  of  stock  received,  the  holding  period   to
determine whether a participant will recognize long-term or short-
term  capital  gain  or  loss  will  generally  begin  when   any
restriction period expires (or the date on which the participant recognizes income), and the tax basis for such shares will generally be the fair market value of the shares on that date.

      Certain limitations apply to the Company's deduction of compensation payable to the person serving as its chief executive officer or to any of its four other most highly compensated executives in office as of the end of the year in which such compensation would otherwise be deductible. In general, the
Company may not deduct compensation, other than "performance-based" compensation, payable to such an executive in excess of $1 million for any year.

      The  affirmative vote of a majority of the shares of Common
Stock present and voting on such matter is necessary for the approval of the 1997 Stock Compensation Plan.

      The Board of Directors recommends that you vote FOR the approval of the 1997 Stock Compensation Plan. Your Proxy will be so voted unless you specify otherwise.

                     EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's chief executive officer and to the only other executive officer whose total annual compensation in fiscal 1996 (based on salary and bonus) exceeded $100,000 (the "Named Executive Officers").

Name and              Fiscal  Annual Compensat     All Other
                                    ion
Principal Positions    Year        Salary         Compensation

Anil K. Jain           1997   $126,371                  -0-
     President   and   1996   120,464           $39,965
Chief
  Executive Officer    1995   116,023           30,690

M. Asif Khan           1997   $102,948                  -0-
  Vice President       1996   98,256                    -0-
                  of   1995   94,248                    -0-
Optoelectronics(1)



(1) Mr. Khan terminated his employment with the Company prior to the end of the 1997 fiscal year.

     Stock Options. No options were granted to or exercised by the Named Executive Officers in fiscal 1997, and no options were outstanding at the close of fiscal 1997.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sublease for Company Facility. Effective December 1, 1984, the Company entered into a sublease for its office and manufacturing space with Jain-Olsen Properties, a partnership consisting of Anil K. Jain and Kenneth A. Olsen, who are officers, directors, and principal shareholders of the Company. The sublease expired in fiscal 1995, and the Company exercised the option to extend the sublease for an additional five years. Certain terms of this lease are set forth in Note 10 of Notes to Financial Statements included in the 1997 Annual Report, which is being distributed with this Proxy Statement. The Company made lease payments of $118,000 and $117,000 to Jain-Olsen Properties during fiscal 1997 and 1996, respectively, and is obligated to make payments in fiscal 1998 of $121,000. The Company believes the lease terms to be at least as favorable to the Company as could have been received from an unrelated third party.

     Key Man Insurance. The Company maintains key man insurance in the amount of $2,000,000 on the life of Anil K. Jain and in the amount of $500,000 on the life of Kenneth A. Olsen, both of whom are directors and officers of the Company. Up to $500,000 of the proceeds of each policy is intended to be used to purchase shares of the Company's Common Stock owned by the insured at the request of the personal representative of the insured's estate. The per share price for the repurchase of the Company's Common Stock will be the fair market value of the Common Stock, based on the average of the bid and ask prices as of the date of the event triggering the repurchase.

     Split Dollar Insurance. In November 1989, the Company adopted a split dollar life insurance plan (the "1989 Plan") for the benefit of its president, Anil K. Jain. Under the terms of the 1989 Plan the Company pays the annual premiums on a $5 million insurance policy (the "Policy") on the lives of Dr. Jain and his spouse. The Policy is a whole life, joint and survivor policy, on which all premiums are paid by the Company and income is imputed to Dr. Jain in an amount equal to the term rate for his insurance as established by the insurer.

     The Policy is owned by the Jain Children's Irrevocable Trust dated November 28, 1989 (the "Trust"). The 1989 Plan is designed so that the Company will recover all premium payments and advances made by it on account of the Policy held by the Trust. The Company's interest in the premium payments and advances made with respect to the Policy is secured by a collateral assignment of the Policy. Upon the death of the last to die of Dr. Jain and his spouse, the Company will be reimbursed from the insurance proceeds paid to the Trust in an amount equal to the total premiums and advances made by the Company with respect to the
Policy. In the event the trustee of the Trust surrenders the Policy for its cash surrender value at some date in the future, the Company will be reimbursed for the premiums it has paid on the Policy.

    SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and any written representations that no Forms 5 were required, the Company believes that all reports required to be filed by its officers, directors, and greater than 10% beneficial shareholders under Section 16(a) of the Exchange Act were timely filed, except that a report on Form 4 with regard to a sale by M. Asif Khan in July 1996 was not filed and a report on Form 3 with regard to the initial ownership of Jamshid Pooladdij was not timely filed. The Form 3 was filed in May 1997.

                          MISCELLANEOUS

     The Board of Directors is not aware that any matter, other than those described in the Notice, will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the persons named in the Proxy to vote the proxied shares in accordance with their best judgment on such matters.

             RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young LLP, independent auditors, audited the financial statements of the Company for the fiscal year ended March 31, 1997. The Company anticipates that Ernst & Young LLP will be retained as the Company's independent auditors for fiscal 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and would be available to respond to appropriate questions.

          SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     All shareholder proposals intended to be presented at the 1998 Annual Shareholders' Meeting must be received by the Company at its offices on or before March 20, 1997.

                     ADDITIONAL INFORMATION

    A copy of the Company's Report to Shareholders for the fiscal year ended March 31, 1997, accompanies this Notice of Annual
Meeting and Proxy Statement.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED MARCH 31, 1997, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF JULY 1, 1997, UPON RECEIPT OF A WRITTEN REQUEST FOR SUCH REPORT. SUCH REQUESTS SHOULD BE SENT TO:

                        APA OPTICS, INC.
                      Attention: Secretary
                       2950 N.E. 84th Lane
                     Blaine, Minnesota 55449

                                  By   Order  of  the  Board   of
                                  Directors

                                  Kenneth A. Olsen
                                  Secretary
July 18, 1997
                        APA OPTICS, INC.
                              PROXY
        ANNUAL MEETING OF SHAREHOLDERS - AUGUST 20, 1997

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Jain and Kenneth A. Olsen, or either of them, proxies or proxy, with full power of substitution, to vote all shares of Common Stock of APA Optics, Inc. (the "Company") which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders to be held at Sheraton Minneapolis Metrodome, 1300 Industrial Boulevard, Minneapolis, Minnesota 55431, August 20, 1997, at 3:30 p.m., Central Daylight Time, and at any adjournment thereof, as directed below with respect to the proposals set forth below, all as more fully described in the Proxy Statement, and upon any other matter that may properly come before the meeting or any adjournment thereof.

    1.  ELECTION OF DIRECTORS:

        FOR all nominees listed    WITHHOLD AUTHORITY to vote for
          below  (except  as  marked  to                      all
nominees listed below
        the contrary below)

         Anil  K.  Jain,  Kenneth A. Olsen,  Lincoln  Hudson  and
Gregory J. Von Wald

        (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

        ________________________________________________________
        ____________

    2. APPROVAL OF the 1997 Stock Compensation Plan

             FOR                 AGAINST             ABSTAIN

        ________________________________________________________
        ____________


     3. Upon such other matters as may properly come before the meeting.

The  power to vote granted by this Proxy may be exercised by Anil
K. Jain and Kenneth A. Olsen, jointly or singly, or their substitute(s), who are present and acting at said Annual Meeting or any adjournment of said Annual Meeting. The undersigned hereby revokes any and all prior proxies given by the undersigned to vote at this Annual Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDERS' INSTRUCTIONS. IF THE SHAREHOLDER(S) WHO EXECUTE THIS PROXY DO NOT WITHHOLD THEIR VOTES FOR THE ELECTION OF DIRECTORS OR VOTE AGAINST OR ABSTAIN FROM VOTING ON ITEM NO. 2, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS AND FOR ITEM 2. It is urgent that each shareholder complete, date, sign, and mail this Proxy as soon as possible. Your vote is important!

                                  Dated         and        Signed
                                  ________________, 1997



                                  ______________________________
                                  _______
                                  Signature of Shareholder(s)


                                  ______________________________
                                  _______
                                  Signature of Shareholder(s)



    Please  sign as your name(s) appears above.  When signing  as
    attorney,   executor,   administrator,   trustee,   guardian,
    authorized  officer  of  a  corporation,  or  partner  of   a
    partnership, please give your title as such.



            PLEASE DO NOT FORGET TO DATE THIS PROXY.

                        APA OPTICS, INC.
                       2950 N.E. 84th Lane
                     Blaine, Minnesota 55449


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO OUR SHAREHOLDERS:

     Please take notice that the 1997 Annual Meeting of the Shareholders of APA Optics, Inc., a Minnesota corporation (the "Company"), will be held at the Sheraton Minneapolis Metrodome, 1300 Industrial Boulevard, Minneapolis, Minnesota 55431, on August 20, 1997, at 3:30 p.m., Central Daylight Time, to consider and vote upon the following matters:

    1.  Election of directors of the Company.

    2.  Approval of the 1997 Stock Compensation Plan.

        3. Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company has fixed the close of business on July 1, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

     Shareholders who do not expect to be present personally at the Annual Meeting are urged to complete, date, sign, and return the accompanying Proxy in the enclosed, self-addressed envelope. The Board of Directors of the Company sincerely hopes, however, that all shareholders who can attend the Annual Meeting will do so.

     It is important that your shares be represented and voted at the Annual Meeting. You should, therefore, return your Proxy at your earliest convenience.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Kenneth A. Olsen
                              Secretary

July 18, 1997